[SPEEDFAM-IPEC LOGO]

For Immediate Release

CONTACT:	J. Michael Dodson

Chief Financial Officer

Lisa Lyscio

Director, Investor Relations

480/705-2119

SPEEDFAM-IPEC AND MEMC
ANNOUNCE LITIGATION SETTLEMENT

CHANDLER, Ariz., Oct. 5, 2001—SpeedFam-IPEC, Inc. and MEMC Electronic Materials, Inc. today announced that they have settled all litigation between the parties. In connection with this settlement, SpeedFam-IPEC has agreed to pay MEMC $1.8 million.

         Because this settlement agreement was reached prior to SpeedFam-IPEC filing its Form 10-Q for the first fiscal quarter of 2002, the company will record the impact of this settlement agreement in its first-quarter results. Accordingly, the company has recorded a $1.8-million adjustment to operating expenses, resulting in an adjusted net loss of $17 million, or $0.56 per share, for the first quarter ended September 1, 2001. Exclusive of this adjustment and a cumulative effect adjustment for the adoption of FAS 142, the net loss for the quarter was $12.6 million, or $0.42 per share.

         “Although we vigorously defended our best interests in these proceedings, we concluded that the best course of action for SpeedFam-IPEC and our customers was to settle this litigation,” said Richard Faubert, president and chief executive officer of SpeedFam-IPEC. “During this critical phase in the industry cycle, it is imperative that we maintain our focus on placing the MomentumTM system at leading device manufacturers worldwide in order to position the company for success at the next industry upturn.”

SpeedFam-IPEC, Inc.

SpeedFam-IPEC, Inc. is a pioneer and innovator in the manufacture of chemical mechanical planarization (CMP) systems used in the fabrication of advanced semiconductor devices. With an extensive worldwide installed base, the company enables the development of next-generation integrated circuit technology through its leading-edge polishing systems. SpeedFam-IPEC also markets and distributes parts used in CMP and precision surface processing. With headquarters in Chandler, Ariz., and offices throughout the world, SpeedFam-IPEC is publicly traded on NASDAQ under the symbol SFAM. The company’s website is www.sfamipec.com.

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SPEEDFAM-IPEC AND MEMC ANNOUNCE LITIGATION SETTLEMENT	PAGE 2 OF 2

This news release contains forward-looking statements about the next upturn and our success at the next upturn. These statements are subject to known and unknown risks and uncertainties. Actual results could differ. The economic downturn may continue longer than anticipated. The CMP market may not grow. We may not be able to maintain or increase our share of the CMP market due to many factors. We may encounter problems introducing Momentum, such as not having adequate manufacturing capacity, technological problems and lack of customer acceptance. We may not be able to achieve the high levels of customer satisfaction required to obtain repeat business from existing customers. We may not be successful in our efforts to develop new accounts. See SpeedFam-IPEC’s filings with the SEC, including the Annual Report on Form 10-K filed on August 24, 2001, for additional risks affecting the company.

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SPEEDFAM-IPEC, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars and shares in thousands, except per share data)

	First Quarter Ended

	September 1,	September 2,
	2001	2000[1]

Net sales	$41,082	$73,019

Cost of sales	31,695	57,085

Gross margin	9,387	15,934

Operating expenses:

Research and development	12,388	16,557

Selling, general and administrative	8,120	16,453

Litigation settlement cost	1,800	—

Restructuring charges	—	5,123

Total operating expenses	22,308	38,133

Operating income (loss)	(12,921)	(22,199)

Other income (expense), net	(1,502)	(121)

Income (loss) from consolidated companies	(14,423)	(22,320)

Gain (loss) on sale of joint venture interest	—	(10,763)

Equity in net earnings (loss) of affiliates	—	110

Income (loss) before cumulative effect of change in accounting principle	(14,423)	(32,973)

Cumulative effect of change in accounting principle	(2,582)	(36,542)

Net income (loss) attributable to common stockholders	$(17,005)	$(69,515)

Net income (loss) per share:

Net income (loss) before cumulative effect of change in accounting principle	$(0.48)	$(1.10)

Cumulative effect of change in accounting principle	$(0.08)	$(1.23)

Net income (loss) attributable to common stockholders:

Basic	$(0.56)	$(2.33)

Diluted	$(0.56)	$(2.33)

Weighted average number of shares:

Basic	30,223	29,818

Diluted	30,223	29,818

[1] Restated for the adoption of SAB 101.

SPEEDFAM-IPEC, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 1,	June 2,
	2001	2001[2]

ASSETS

Current assets:

Cash, cash equivalents and short-term investments	$50,193	$60,839

Trade accounts receivable, net	46,592	60,619

Inventories	86,564	83,857

Shipped systems pending acceptance	8,735	13,953

Other current assets	3,504	4,549

Total current assets	195,588	223,817

Property, plant and equipment, net	73,248	75,241

Other assets	15,614	15,827

Total assets	$284,450	$314,885

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Current portion of long-term debt	$173	$229

Accounts payable	18,257	23,314

Deferred revenue	34,443	46,281

Other current liabilities	21,914	18,085

Total current liabilities	74,787	87,909

Long-term debt	115,105	115,124

Other liabilities	4,976	5,911

Total liabilities	194,868	208,944

Stockholders’ equity	89,582	105,941

Total liabilities and stockholders’ equity	$284,450	$314,885

[2] Certain prior period amounts have been reclassified to conform to the current year presentation.